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Exhibit 99.1

FOR IMMEDIATE RELEASE
At the Company Contact: Erik Johnson, CFO Phone: (818) 734-8600	At CCG Investor Relations Contact: Sean Collins, Partner Phone: (818) 789-0100

North American Scientific Enters into
Agency Agreement with NOMOS Corporation

        Chatsworth, CA—March 22, 2004—North American Scientific, Inc. (NASDAQ: NASI) announced today that it has entered into an agency agreement with NOMOS Corporation that will allow each party to act as an independent agent to immediately begin selling the other's radiation therapy products, prior to the closing of the proposed acquisition of NOMOS. On October 27, 2003, North American Scientific announced the signing of a definitive agreement to acquire NOMOS Corporation in a deal that is expected to close in the second calendar quarter of 2004.

        Under the terms of the newly-signed agency agreement, NOMOS' sales force is expected to immediately begin selling North American Scientific's Prospera® I-125 and Pd-103 brachytherapy sources. North American Scientific's sales force will add to its product offering the NOMOS suite of Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT) technologies including:

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  PEACOCK®, an IMRT planning and delivery system, which includes CORVUS and NOMOS' own multileaf collimator, MIMiC®, which is able to shape or conform radiation to fit the size and shape of a tumor target while dramatically reducing exposure to nearby healthy tissue

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  CORVUS®, an IMRT inverse treatment planning system, which is a software-based product for delivering the prescribed dose to the identified target while limiting dose to sensitive structures

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  BAT®, an IGRT product that uses ultrasound to confirm the location of target organs or tumors within the patient's body prior to a radiation therapy treatment

        L. Michael Cutrer, North American Scientific's President and Chief Executive Officer, commented on the agreement: "The agreement is an important interim step that allows us, on an arms-length basis, to capitalize on some of the complementary strengths of our respective organizations and broaden the exposure to increase market awareness of both parties' life saving products. We are confident that the transaction remains on pace to close in the second quarter of 2004."

        John W. Manzetti, NOMOS Corporation's President and Chief Executive Officer, added: "Our sales force is excited to add Prospera® to the growing number of products we can offer for the treatment of cancer. I am confident that the increased exposure for each company's products will be beneficial."

Notice to Investors

        In connection with the proposed acquisition of NOMOS Corporation, North American Scientific has filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4. The registration statement includes a joint proxy statement of NOMOS and North American Scientific for meetings of their respective stockholders to consider and vote upon the proposed transaction. The registration statement will also serve as a prospectus of North American Scientific to be distributed to stockholders of NOMOS in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION THEREWITH, WHEN THEY BECOME AVAILABLE,

BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NORTH AMERICAN SCIENTIFIC AND NOMOS AND THE TRANSACTION AND RELATED MATTERS. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents filed by North American Scientific at the SEC's Web site at www.sec.gov.

About NOMOS Corporation

        NOMOS Corporation is a leading supplier of planning and delivery technology for Intensity Modulated Radiation Therapy (IMRT). NOMOS Non-Invasive Scalpel™ IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. More than 25,000 patients worldwide have safely received IMRT treatments at hospitals equipped with NOMOS' PEACOCK, CORVUS and MIMiC systems. In addition, NOMOS offers both BAT, a unique ultrasound-based organ locator used primarily in prostate cancer treatments, and PEREGRINE, the first and only commercially available photon-based dose calculation system to incorporate state-of-the-art Monte Carlo radiation transport techniques to more accurately predict the radiation dose delivered to tumors and other structures within a patient's body "before" radiation treatment is delivered.

About North American Scientific, Inc.

        North American Scientific develops, produces and sells innovative radioisotopic products, including brachytherapy seeds and radiopharmaceuticals, principally for the treatment and diagnosis of disease. The Company's brachytherapy seeds are marketed under the trade name Prospera®. The Company's lead radiopharmaceutical product candidate is Hynic-Annexin V, which is based upon the Apomate™ technology platform and is a kit for the preparation of Technetium Tc-99m labeled Annexin V. It is administered intravenously and is intended for the in vivo imaging of apoptosis and necrosis, two common forms of cell death. For more information, please visit the Company's Web site at www.nasi.net.

        Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, uncertainties relating to drug discovery and clinical development programs and processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, the ability of the Company and NOMOS to receive stockholder approval for the proposed merger transaction, delays in completing and costs related to the proposed merger transaction, potential difficulties in integrating the business of the Company and NOMOS risks associated with other acquisitions or strategic opportunities the Company has consummated or may pursue and various other risk factors included in the Company's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

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  Exhibit 99.1
North American Scientific Enters into Agency Agreement with NOMOS Corporation